Exhibit 99



1. Name and Address of Reporting Person:

   Time Warner Inc.

   One Time Warner Center

   New York, New York 10019

2. Issuer Name and Ticker or Trading Symbol:

   Time Warner Cable Inc. TWC

3. Statement for Month/Day/Year

   1/29/2008



This Form 4 is being filed on behalf

of Time Warner Inc. ("Time Warner"),

and Warner Communications Inc.,

a wholly-owned, indirect subsidiary

of Time Warner (collectively, the

"Reporting Person"). The designated filer of

this Form 4 is Time Warner.  The Reporting

Person's address is One Time Warner Center,

New York, NY 10019.



Warner Communications Inc.



/s/  Brenda C. Karickhoff

By:  Brenda C. Karickhoff

Its: Senior Vice President